Exhibit 99.1

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Francis X. Shea, EVP, CRAO &
	michaelm@allencaron.com	Interim CFO
	(212) 691-8087	fshea@wfscorp.com
	or	(305) 428-8000
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS RECORD QUARTERLY EARNINGS

MIAMI, FL (November 8, 2006) . . . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and sale of marine, aviation and land fuel products and related services, today reported that net income for the third quarter ended September 30, 2006 was $17.2 million, or $0.59 per diluted share, compared to $10.7 million, or $0.44 per diluted share, for the same quarter in the prior year. For the first nine months of 2006, the Company reported earnings of $46.7 million, or $1.62 per diluted share, as compared to $27.6 million, or $1.15 per diluted share, for the same period a year ago.

“Our outstanding global team has delivered record earnings,” said Paul Stebbins, Chairman and Chief Executive Officer. “They can be proud of their continued strong performance.”

Third Quarter and Nine Months Financial Highlights

	Quarter ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenue	$2,775,545	$2,307,357	$8,166,403	$6,199,692
Income from operations	$20,820	$15,942	$57,809	$36,881
Net income	$17,199	$10,692	$46,679	$27,639
Diluted earnings per share	$0.59	$0.44	$1.62	$1.15

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WORLD FUEL SERVICES REPORTS RECORD QUARTERLY EARNINGS

Continued

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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WORLD FUEL SERVICES REPORTS RECORD QUARTERLY EARNINGS

World Fuel Services Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited - In thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2006	2005	2006	2005
Revenue	$2,775,545	$2,307,357	$8,166,403	$6,199,692
Cost of sales	2,720,384	2,261,120	8,010,055	6,076,882

Gross profit	55,161	46,237	156,348	122,810

Operating expenses:
Compensation and employee benefits	21,939	18,929	61,159	54,089
Executive severance costs	—	—	1,545	—
Provision for bad debts	429	2,477	1,577	6,572
General and administrative	11,973	8,889	34,258	25,268

	34,341	30,295	98,539	85,929

Income from operations	20,820	15,942	57,809	36,881
Other income (expense), net	1,671	(795)	2,475	(1,183)

Income before income taxes	22,491	15,147	60,284	35,698
Provision for income taxes	5,252	4,438	13,655	7,589

	17,239	10,709	46,629	28,109
Minority interest in income (loss) of consolidated subsidiaries	40	17	(50)	470

Net income	$17,199	$10,692	$46,679	$27,639

Basic earnings per share	$0.62	$0.47	$1.71	$1.22

Basic weighted average shares	27,777	22,966	27,304	22,608

Diluted earnings per share	$0.59	$0.44	$1.62	$1.15

Diluted weighted average shares	29,010	24,436	28,891	24,127

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WORLD FUEL SERVICES REPORTS RECORD QUARTERLY EARNINGS

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World Fuel Services Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited - In thousands)

	As of
	September 30, 2006	December 31, 2005
Assets:
Current assets:
Cash and cash equivalents	$130,198	$133,284
Short-term investments	10,000	10,000
Accounts and notes receivable, net	829,069	688,129
Inventories	65,979	35,802
Prepaid expenses and other current assets	73,132	81,095

Total current assets	1,108,378	948,310
Property and equipment, net	23,373	11,579
Goodwill, intangible and other assets	53,555	54,112

Total assets	$1,185,306	$1,014,001

Liabilities:
Current liabilities:
Current maturities of long-term debt	$5	$737
Accounts payable	659,300	534,064
Accrued expenses and other current liabilities	94,331	100,755

Total current liabilities	753,636	635,556
Long-term liabilities	25,407	25,098

Total liabilities	779,043	660,654

Commitments and contingencies	—	—

Stockholders' equity	406,263	353,347

Total liabilities and stockholders' equity	$1,185,306	$1,014,001